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                                                                       EXHIBIT B

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of this 31st day of December, 2002, by and among First Reserve Fund VIII, L.P., a Delaware limited partnership ("Buyer"), SJMB, L.P., a Delaware limited partnership ("SJMB") and St. James Capital Partners, L.P., a Delaware limited partnership ("St. James Partners" and collectively with SJMB, the "Sellers").

         WHEREAS, SJMB is the owner of 657,259 shares (the "SJMB Shares") of common stock of T-3 Energy Services, Inc., a Delaware corporation (the "Company"), par value $0.01 per share ("Common Stock");

         WHEREAS, St. James Partners is the owner of 94,152 shares of Common Stock (the "St. James Shares," collectively with the SJMB Shares, the "Shares");

         WHEREAS, Sellers desire to sell and transfer the Shares to Buyer, and Buyer desires to purchase and acquire the Shares from Sellers;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Sellers and Buyer agree as follows:

1. PURCHASE AND SALE OF SHARES.

         1.1 CALCULATION OF PURCHASE PRICE.

                  (a) Per Share Price and Aggregate Purchase Price. On the terms and conditions set forth herein, at the Closing, the Sellers will sell, assign, transfer, convey and deliver the Shares to Buyer, free and clear of all liens, pledges, encumbrances and claims whatsoever, and Buyer will purchase, acquire and accept the Shares from Sellers. The purchase price for the Shares shall be $6.42 per share (the "Per Share Price), which is the closing price for the Common Stock on the Nasdaq National Market on the trading date preceding the date of this Agreement (the "Closing Market Price"), subject to adjustment as set forth in Section 1.1(b) below, for an aggregate purchase price for the Shares equal to $4,824,059 (the "Aggregate Purchase Price").

                  (b) Adjustment to Per Share Price. The Per Share Price shall be adjusted, if at all, to the greater of the price determined in Section 1(b)(i) or 1(b)(ii) below:

                           (i) If Buyer purchases 10,000 or more additional
shares of Common Stock (the "Additional Shares") within 60 days of the Closing Date, Buyer shall determine the average price per share paid by Buyer for the Additional Shares purchased during such period (the "Subsequent Price"). If the Subsequent Price is greater than the Per Share Price paid at Closing, then the Per Share Price shall be increased to the Subsequent Price, and the Aggregate Purchase Price shall be correspondingly increased.

                           (ii) If the Closing Market Price on any three
consecutive trading days on the Nasdaq National Market that occur within 90 days of the Closing Date (such 90-day period being the "Adjustment Period") is equal to or greater than $7.03 per share, then the Per Share Price shall be increased to $7.03 per share, and the Aggregate Purchase Price shall be correspondingly increased.

                           (iii) Any additional Aggregate Purchase Price due as
a result of Section 1.1(b)(i) or 1.1(b)(ii) shall be paid by Buyer to Sellers within 20 business days following the end of the Adjustment Period.



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         1.2 CLOSING. The closing of the transaction herein contemplated (the
"Closing") shall take place at the offices of First Reserve Corporation, 1801 California Street, Suite 4110, Denver, Colorado. The Closing shall take place on December 31, 2002 (the "Closing Date"). At the Closing, Sellers shall transfer the Shares by delivering to Buyer certificates representing the Shares, together with duly executed stock powers. At the Closing, Buyer shall pay Sellers the Aggregate Purchase Price in cash by wire transfer to an account or accounts of Sellers specified in advance of the Closing Date.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

         2.1 SELLERS' REPRESENTATIONS, WARRANTIES AND RELEASE

                  (a) The Sellers represent and warrant to Buyer that each Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein; that each Seller's execution, delivery and performance of this Agreement has been duly authorized by all requisite action, that this Agreement will, when executed and delivered by each Seller, constitute the legal, valid and binding obligation of that Seller, enforceable in accordance with its terms; that each Seller is the record and beneficial owner of the Shares attributed to it in the Recitals to this Agreement; and that upon Closing each Seller is transferring the Shares attributed to it in the Recitals to Buyer free and clear of all liens, mortgages, pledges, security interests, restrictions, agreements with respect to voting, prior assignments, encumbrances, options, rights and claims of any kind or nature whatsoever. The Shares represent all of the ownership interests of Sellers in any outstanding capital stock of the Company.

                  (b) Each Seller represents that it is a sophisticated investor and has sufficient knowledge and information available to it with regard to any investment decision in respect of the Shares. Each Seller hereby confirms that it does not request, desire or require the Buyer to disclose, and specifically asks the Buyer not to disclose, any information which it has concerning the Shares or the Company. The Sellers are not relying upon any representations, warranties or prior or contemporaneous disclosures by the Company or the Buyer, express or implied, and each Seller specifically does not request, desire or require the Buyer to make any representations, warranties or disclosures, or to update or supplement any prior disclosures of any party (including the Company) whatsoever with respect to the Shares, the Company or any other matter. Each Seller is freely making its decision to sell the Shares for its own reasons and based upon its own analysis and is fully satisfied with the Aggregate Purchase Price for the Shares. Each Seller acknowledges that employees of the indirect general partner of Buyer serve as members of the Board of Directors of the Company, and that Buyer owns in excess of 75% of the outstanding capital stock of the Company.

                  (c) In connection with the sale of the Shares, each Seller represents and warrants that it is authorized on behalf of itself and anyone who may claim through such Seller to, and it does hereby for itself and anyone who may claim through it, release the Company and the Buyer, and their present and former subsidiaries, divisions, affiliates, predecessors, successors, directors, officers, agents, employees, representatives and assigns from any and all manner of actions, causes of actions, suits, debts, sums of money, expenses, compensation, damages, controversies, claims and demands whatsoever in law or in equity, contract, or tort, pursuant to any statute, state or federal, which such Seller and anyone who may claim through such Seller ever had, now has, may have had or which such Seller and anyone who may claim through such Seller may hereafter have arising out of or in any way relating directly or indirectly to the Shares, other than as a result of the breach by Buyer of this Agreement, including without limitation any such claims Seller or such other persons may have as a result of Section 262 of the DGCL. Each Seller, on behalf of itself and anyone who may have a right to claim through it, hereby acknowledges and confesses receipt of satisfactory consideration for the release set forth above, including the Aggregate Purchase Price. Each Seller, on behalf of itself and anyone



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who may have a right to claim through it, covenants and agrees that it will not attempt to exercise any appraisal or dissenters rights it may have, whether under Section 262 of the DGCL or otherwise. Sellers acknowledge that the Per Share Price set forth in Section 1.1 (as adjusted therein) shall be final, and there shall be no increase in the Per Share Price, whether as a result of any future tender offer, merger or other transaction involving the Common Stock.

                  (d) Sellers will not directly or indirectly engage in any transactions in the Common Stock during the Adjustment Period.

         2.2 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to each Seller that this Agreement will, when executed and delivered by Buyer, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. Buyer further represents and warrants to each Seller that Buyer is an "accredited investor" as defined in the rules promulgated under Securities Act of 1933 (the "Act"), that the Shares are being acquired for investment purposes and not with a view to, or in connection with, the sale or distribution thereof, and that Buyer understands that the sale of the Shares to Buyer has not been registered under the Act.

3. MISCELLANEOUS.

         3.1 MERGER; TERMINATION OF PRIOR AGREEMENTS; AMENDMENT; WAIVER. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings regarding the same. This Agreement also terminates any confidentiality agreement among Buyer and Sellers executed prior to the date hereof. This Agreement may only be amended by a writing duly executed by each of the parties hereto. No waiver of any provision of this Agreement shall be binding upon any party unless the waiver is in writing and signed by the parties hereto. The waiver by any party of a breach of any provision under this Agreement shall not operate or be construed as a waiver of any subsequent similar or other breach hereof.

         3.2 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD APPLY THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

         3.3 ASSIGNMENT; RESTRICTION ON TRANSFER. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and permitted assigns. No Seller shall transfer any Shares or assign this Agreement without the written consent of Buyer, which consent will not be unreasonably withheld if (a) such assignee expressly agrees in writing to be bound by the terms of this Agreement, and (b) delivers a letter to Buyer containing the representations, warranties and release set forth in
Section 2.1, without alteration or qualification.

         3.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         3.5 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by telecopier to the address set forth opposite the receiving party's signature hereto, or to such other address as shall be furnished in writing by any party to the others.




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         3.6 SPECIFIC PERFORMANCE. The parties each acknowledge that Buyer will have no adequate remedy at law and may suffer irreparable damage if the Sellers breach any covenant contained herein or fail to perform any of their obligations under this Agreement. Accordingly, the parties agree that the Buyer shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the Sellers shall fail or threaten to fail to perform any of their obligations under this Agreement.



                   [intentionally blank -- signatures follow]







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         IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first above written.


SELLERS:

SJMB, L.P.
By: SJMB, L.L.C., its sole general partner

By:      /s/ John L. Thompson                        Address: 4295 San Felipe, Suite 200
         -----------------------------------                  Houston, TX  77027
Name:    John L. Thompson
Title:   President and CEO


ST. JAMES CAPITAL PARTNERS, L.P.
By: St. James Capital Corp., its sole general partner

By:      /s/ John L. Thompson                        Address: 4295 San Felipe, Suite 200
         -----------------------------------                  Houston, TX  77027
Name:    John L. Thompson
Title:   President and CEO




BUYER:


FIRST RESERVE FUND VIII, L.P.

By: First Reserve GP VIII, L.P., its General Partner
By: First Reserve Corporation, its General Partner

By:      /s/ Joseph R. Edwards                       Address: c/o First Reserve Corporation
         ---------------------------                          1801 California Street, Suite 4110
Name:    Joseph R. Edwards                                    Denver, Colorado 80201
Title:   Vice President